Exhibit 99.1

JOHN M. PRESLEY TO JOIN MARSHALL & ILSLEY CORPORATION AS CHIEF FINANCIAL OFFICER

MILWAUKEE, Wis. August 26, 2004 – Marshall & Ilsley Corporation (M&I) today announced that John M. Presley will join M&I as Senior Vice President and Chief Financial Officer.  Mr. Presley will succeed Mark Furlong who became President of M&I Marshall & Ilsley Bank on July 1, 2004.

Mr. Presley is currently the Chief Financial Officer of National Commerce Financial Corporation in Memphis, Tennessee.  National Commerce is scheduled to be acquired by SunTrust Banks Inc. later this year, and Mr. Presley’s appointment as an officer of M&I will become effective upon completion of his duties in connection with the acquisition.

Mr. Presley has been with National Commerce in various capacities since 1989.  From 1981 to 1989, Mr. Presley was with Ernst & Whinney (now Ernst & Young) in Memphis.  Mr. Presley received his BA from Southwestern at Memphis (Rhodes College) and is a certified public accountant (Arkansas, 1984).

“We are very pleased to have John join us,” said Dennis Kuester, M&I’s Chief Executive Officer.  “His financial and entrepreneurial experience was just what we were looking for,” added Kuester.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $37.1 billion in assets.  Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 197 offices throughout the state.  In addition, M&I has 31 locations throughout Arizona; 11 offices in metropolitan Minneapolis/St. Paul, Minn.; and, locations in Duluth. Minn.; Las Vegas, Nev.; and, Naples and Bonita Springs, Fla.  M&I's Southwest Bank affiliate has six offices in the St. Louis area, and one office in Belleville, Ill.  Metavante Corporation, Marshall & Ilsley Corporation's wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services.  M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet (http://www.mibank.com or http://www.micorp.com). M&I's customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

Mark Furlong, chief financial officer of Marshall & Ilsley Corporation, 1-414-765-8052

http://www.micorp.com